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                                                                    Exhibit 10.1

                                  July 24, 2000

Peter A. Lund
32 East 64th Street
New York, NY  10021

Dear Mr. Lund:

         We are pleased to offer you the position of Chief Executive Officer of dreamlife, inc. (the "COMPANY") with appropriate responsibilities for such role. You will report to the Board of Directors of the Company. This letter will set forth the economic and key employment conditions of our employment offer.

         A. SALARY. You will earn a base compensation of $300,000 per annum, payable semi-monthly, subject to customary tax deductions. Your salary will be reviewed annually and any upward adjustments will be within the discretion of the Company's Board of Directors (the "BOARD") consistent with the Company's policies and based on your performance, contributions and/or changes in competitive market conditions.

         B. DISCRETIONARY BONUS. In addition to your base salary, you will be eligible to receive discretionary bonus compensation as determined by the Board in its sole and absolute discretion.

         C. DEFERRED BONUS. In addition to your base salary, on the terms and subject to the conditions set forth below, you will be eligible for a cash bonus of up to three million dollars ($3,000,000.00) (the "Deferred Bonus Potential") payable in a lump sum on the third anniversary of your Commencement Date (as defined below). Your right to receive the Deferred Bonus Potential shall vest in accordance with the following schedule:

o the lesser of: (i) thirty-three and one third of a percent (33 1/3 %) of the Deferred Bonus Potential or (ii) the remaining unvested portion of the Deferred Bonus Potential on the first anniversary of your Commencement Date; provided that you have been in Service (as such term is defined in the Option Agreement (as hereinafter defined)) continuously from your Commencement Date through the first anniversary of your Commencement Date;

o the lesser of: (i) five and fifty-five hundredths of a percent (5.55%) of the Deferred Bonus Potential or (ii) the remaining unvested portion of the Deferred Bonus Potential on the last day of each month following the month in which the one-year anniversary of your Commencement Date occurred; provided that you have been in Service continuously from your Commencement Date through the last day of such month;

o the lesser of: (i) twenty five percent (25%) of the Deferred Bonus Potential or (ii) the remaining unvested portion of the Deferred Bonus Potential in the event of a Change of Control (as such term is defined in the Company's 1999 Employee Stock Option Plan (the "Plan")) of the Company when you have continuously been in Service during the Requisite Service Period (as such term is defined in the Plan) and continue to be in Service on the date of such Change of Control;
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o    the remaining unvested portion of the Deferred Bonus Potential if you are terminated by the Company other than for Cause, (as such term is defined in the Plan) prior to the second anniversary of your Commencement Date.

         D. STOCK OPTIONS. Subject to Board approval and to shareholder approval of Amendment No. 2 to the Plan, which effects an increase in the number of shares of common stock reserved for issuance upon the exercise of options granted under the Plan, and to your becoming employed by the Company, you will be granted an option to purchase 2,400,000 shares of common stock of the Company (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like events that have an effective date after your Commencement Date) (the "Option Shares"), which shall vest in the manner set forth in the Option Agreement. Your exercise price shall be $5.20. In all other respects, such stock options will be governed by the Plan, a copy of which is attached hereto as EXHIBIT A and by an Employee Nonstatutory Stock Option Agreement, in the form attached hereto as EXHIBIT B (the "Option Agreement").

         E. BENEFITS. As a full-time employee of the Company, you will be eligible to participate in the Company's sponsored health and benefits plans and life and disability insurance plans in accordance with the Company's current eligibility requirements. The Company reserves the right to change or modify any or all aspects of the benefits program at anytime. You are also eligible for vacation consistent with that of other executives at your level, accrued in accordance with the Company's vacation policy.

         F. REGISTRATION RIGHTS. You will be entitled to certain registration rights in respect of up to 100,000 shares of common stock of the Company issuable to you upon exercise of options granted to you by CYL Development Holdings, LLC, on the terms and subject to the conditions to be set forth in a letter agreement to be entered into between the Company and you in substantially the form of EXHIBIT C.

         G. KEY EMPLOYMENT CONDITIONS.

                  (i) You will devote substantially all of your working time, attention and energies to the business of the Company. The Company hereby acknowledges that you may discharge your duties as Chief Executive Officer from the Company's headquarters in New York as well as from your current residence in Florida.

                  (ii) Your employment at the Company is "at will" and you or the Company are free to terminate the employment relationship at any time, with or without "Cause" (as defined in the Plan) of any nature.

                  (iii) During the course of your employment with the Company, you will have access to or knowledge of, or work on the development or creation of confidential information of the Company. You hereby agree that you will not at any time, whether during or after the termination of your employment, reveal to any person or entity any confidential or proprietary information of the Company ("Confidential Information") or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing your duties as an employee of


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         the Company, and you shall keep secret all Confidential Information and shall not use or attempt to use any such information in any manner, except as may be required in the ordinary course of performing your duties as an employee of the Company. Confidential Information shall not include (a) information that at the time of disclosure is in the public domain through no fault of you; (b) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; or (c) information approved for release by written authorization of the Company.

                  (iv) If at any time or times during your employment you shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that
         (a) relates to the business of the Company or any customer of, supplier to or content provider to the Company or any of the products or services being developed, sold or provided by the Company or which may be used in relation therewith or (b) results from tasks assigned to you by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and you shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights you may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Company.

                  (v) While employed at the Company, you agree that you will not, whether alone or as an individual proprietor, partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, engage in a Competitive Business (as hereinafter defined). A "Competitive Business" shall mean any business that engages principally in business activity that involves consumer learning or personal or professional self-improvement.

                  (vi) Nothing contained herein shall be construed to restrict you from (a) being a passive investor in any business that is not engaged in a Competitive Business, PROVIDED that you may have a passive ownership interest in a Competitive Business that is a publicly-traded company if such equity ownership does not exceed two percent (2%) of any class of voting securities and (b) serving as a member of the Board of Directors of another company that is not engaged in a Competitive Business.

         H. COMMENCEMENT DATE. The commencement date (the "Commencement Date") of your employment shall be your start date, which shall be May 22, 2000.

                                     * * * *


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         I hope you will view this offer as a very significant demonstration of our desire to have you join our organization and be part of an opportunity to build a new medium and a great company. If the terms of this letter are acceptable to you, please execute the enclosed copy of this letter and return it to me via facsimile.

         We look forward to a long and mutually rewarding relationship.

                                         Very truly yours,

                                         DREAMLIFE, INC.


                                         By: /s/ PHILICIA G. LEVINSON
                                             ------------------------------
                                             Name: Philicia G. Levinson
                                             Title: Senior Vice President and
                                                    Chief Financial Officer


AGREED TO AND ACCEPTED BY:


/s/ PETER A. LUND
-----------------------------
Peter A. Lund

Date: July 21, 2000


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